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                                   EXHIBIT 6.17
                  Employment Agreement with Thomas C. Brandenburg
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                              EMPLOYMENT AGREEMENT

This Agreement is entered into effective this lst day of October, 1999 (the "Effective Date"), by and among Global Telephone Communication, Inc., a Nevada corporation, (hereafter referred to as the "Employer") and THOMAS C. BRANDENBURG (hereafter referred to as the "Employee").

                                   WITNESSETH:

WHEREAS, the Employer is a corporation engaged in the telecommunications business and desires to employ the Employee; and

WHEREAS, the Employee is willing to accept such employment on the terms and conditions hereinafter set forth.

                   NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. POSITION AND DUTIES. Employer hereby agrees to employ Employee on the terms and conditions set forth herein in the position of Chief Executive Officer. The Board of Directors may appoint Employee to additional corporate offices. Employee shall use his best efforts and such time as may be required to perform the duties of those positions as established by the Board of Directors and the By-Laws of Employer. Employee may concurrently with this Agreement continue to perform consulting services in the telecommunications industry so long as the duties to be performed under his consulting agreements (i) do not require Employee to use or to reveal trade secrets or confidential information of Employer as those terms are defined in Subsection 8(a) below and (ii) do not prevent Employee from performing his duties under this Agreement in a satisfactory manner. Employee shall report directly to the Board of Directors.

         2.       TERM.

                  a. Unless renewed by the mutual agreement of the Employer and Employee, Employer shall employ Employee for the period beginning on the Date and ending on the third anniversary of the Effective Date (the "Employment Period"); provided that the Employment Period shall terminate prior to such third anniversary (i) upon Employee's resignation, death, mental or physical disability (as determined by the Board in its good faith judgment pursuant to Section 7 below), (ii) by action taken by Employer at any time prior to such third anniversary for Cause (as defined below) or without Cause, (iii) by action taken by Employee at time prior to such third anniversary for "Good Reason" (as defined below) or (iv) upon the Employee's election to convert the third year of the Employment Period into a consultancy arrangement as provided for in Section 9 below.

                  b. If the Employment Period is terminated (other than in accordance with item (iv) in subsection a above) (i) by the Employer without Cause, or (ii) by the Employee for Good Reason, Employee shall be entitled to receive his Base Salary (as defined below) for the remainder of the Employment Period in a lump sum within five business days of the date of termination. The amounts payable pursuant to this paragraph 2(b) shall not be reduced by the amount of any compensation Employee receives with respect to any other employment during

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                  the remainder of the Employment Period. Termination of the
                  Employment Period pursuant to this subparagraph 2b shall entitle Employee to outplacement services paid by Employer which are consistent with his position and customary in the Chicago market.

                  c. If the Employment Period is terminated by the Employer for Cause or is terminated pursuant to clause (a)(i) above, Employee shall be entitled to receive his Base Salary through the date of termination, subject to the provisions of Section 7 below.

                  d. All of Employee's rights to fringe benefits, bonuses and relocation reimbursements hereunder accruing after the date of termination of the Employment Period shall (i) continue for the remainder of the Employment Period if the termination is pursuant to subsection (b) above and (ii) cease upon the date of termination if termination is pursuant to subsection (c) above. If (A) Employee is entitled to any fringe benefit following the termination of the Employment Period and (B) the Employee is ineligible to participate in the plan providing such fringe benefits because he is no longer an employee, Employer shall provide Employee a substitute fringe benefit or cash payment to Employee that is economically equivalent (including any "gross up" required so that the substitute fringe benefit or the cash payment has the same after income tax equivalence to Employee).

                  e. For purposes of this Agreement, "Cause" shall mean (i) a "material breach" of this Agreement by Employee, (ii) a breach of Employee's duty of loyalty to the Employer or any act of dishonesty or fraud with respect to the Employer, (iii) the conviction of Employee of a felony, a crime involving moral turpitude or other act causing material harm to the Employer's assets, standing or reputation. For the purposes of this Agreement, a "material breach" shall be determined by a majority of the Board (excluding Employee if he is a member of the Board) as provided herein. The Board shall give Employee written notice of the Board's concern over Employee's actions or failure to act, specifying in detail the alleged breach and the material effect of such breach on Employer and setting the time and place for a meeting with the full board of directors at a location within the United States. Employee shall have 15 days to prepare for such meeting with the Board, at which meeting Employee may present any information on market competitive conditions and any other factors bearing upon his performance or disputing the facts related to the alleged breach. Notwithstanding the above, general dissatisfaction with Employee's job performance or a good faith conclusion by the Board of Directors that Employee's performance is substandard shall not constitute "Cause". Employer's sole option if the Board of Director's conclusion is that EMPLOYEE'S JOB PERFORMANCE IS SUBSTANDARD OR IF THERE IS general dissatisfaction with Employee's job performance shall be to discharge Employee without Cause.

                  f. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events at any time prior to the end of the Employment Period: (i) any non-payment, reduction or attempted reduction in Employee's Base Salary (ii) the elimination of, or a material reduction in, any fringe benefits required to be furnished to Employee pursuant to Section 5 below or that are made available to other employees but from which Employee is excluded (Provided, however, that Good Reason shall not occur if Employer provides to Employee a substitute fringe benefit or cash payment to Employee

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                   that is economically equivalent (including any "gross up"
                   required so that the substitute fringe benefit or the cash payment has the same after income tax equivalence to Employee) to the eliminated, reduced or non-provided fringe benefit; (iii) failure of Employer's stockholders to elect and retain Employee as a member of the Board of Directors;
                   (iv) a material change in Employee's duties (including status, office, title, reporting relationships or working conditions), responsibilities, authority or duties (v) relocation of Employee's office location after the Effective Date, which the parties agree is Chicago, Illinois on the Effective Date; (vi) failure of the Board of Directors to adopt the recommendation of Employee as to the auditors for Employer or outside legal counsel for Employer; (vii) failure of the Board of Directors to implement changes to financial statements or procedures recommended by either the auditors or the outside legal counsel recommended by the Employee for the purpose of bringing Employer into compliance with any federal or state securities law or regulation and to maintain such compliance; (viii) failure of any "Successor" (as defined below) to assume, either by an enforceable agreement or by operation of law, all of Employer's liabilities and obligations to Employee under this Agreement or (ix) a "Change of Control" (as defined below).

                   g. For purposes of this Agreement, "Successor" shall mean any successor in interest to Employer by virtue of a Change in Control, merger, consolidation or other business combination involving Employer.

                   h. For purposes of this Agreement, "Change of Control" shall mean either of the following events:

                           i. the sale, transfer or exchange of all or substantially all of the assets of the Employer to any person or entity other than a direct or indirect majority-owned subsidiary of Employer;

                           ii. a 50% or greater change in the voting control of Employer. Voting control shall be based upon an assumption that all securities, warrants and options to acquire voting shares of Employer are converted or exercised. A TRANSFER OF SECURITIES, warrants or options among existing stockholders and issuance of additional securities, warrants or options to existing stockholders shall not be considered a change in the ownership for purposes of the calculation. Provided, however, a "Change of Control" shall occur upon the acquisition following the Effective Date of 50% or more of the voting control of Employer by any person, including existing stockholder, (as defined in section 3 of the Securities Exchange Act of 1934) or group, including a group containing one or more existing stockholders, (as defined in Rule 13d-5(b) of the Securities and Exchange Commission) or the appointment of nominees of such person or group to a MAJORITY OF THE SEATS ON THE BOARD OF DIRECTORS OF EMPLOYER.


         3. COMPENSATION. During and throughout the Employment Period, Employee shall receive compensation for services performed hereunder by payment of a base annual salary of no less than $360,000 (the "Base Salary").

         The Base Salary to be paid the Employee hereunder shall be paid in equal monthly or bi-weekly installments, as the Board of Directors of the Employer shall determine. All salary and other cash compensation shall be paid in U.S. Dollars and shall be subject to U.S., state and local withholding taxes and payroll taxes.

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         Employee shall be entitled to participate in any cash or stock bonus plan that may be adopted by the Board after the Effective Date. Immediately upon the execution of this Agreement, Employer shall pay to Employee a signing bonus of $95,000 less all applicable withholding and payroll taxes.

         4. INCENTIVE STOCK OPTIONS. The Board of Directors shall have adopted an incentive stock option plan that qualifies under Section 422A of the Internal Revenue Code as soon as possible, but in no event later than the Effective Date, and shall take all steps necessary to implement said plan, including seeking stockholder approval of the plan, reserving shares for issuance under the plan and, if necessary, amending the certificate of incorporation to provide for sufficient shares of authorized stock to be reserved and issued under the plan. Subject to any required stockholder approval, Employer shall grant to Employee options to acquire 1,000,000 shares of Employer's common stock with a grant price equal to 125% of fair market value of the common stock at the time of the grant, said options to be fully vested as of the date of the grant. Provided, however, that if the aggregate fair market value of stock with respect to which said options are exercisable for the first time by Employee in any one year exceeds $100,000, the award of grants shall be staggered, the vesting schedule shall be adjusted or the date of exercise shall be staggered, as directed by Employee, so that the grant of options will not result in exceeding the $100,000 limitation specified in Section 422(d) of the Internal Revenue Code.

         In the event that (i) Employer has not adopted the Incentive Stock Option Plan and performed the other duties required by the preceding paragraph by the Effective Date, or (ii) the fair market value of the common stock causes part of the options to lose their status as Incentive Stock Options because of the $100,000 limitation referenced in the preceding paragraph then Employer shall, as directed by Employee, issue as of the Effective Date fully vested warrants or nonqualified stock options to Employee to purchase 1,000,000 shares of Employer's common stock with an exercise price equal to 125% of the fair market value of the common stock at the date of issue of the warrants or non-qualified options.

         5. BOARD SEATS-APPOINTMENTS-ADDITIONAL BENEFITS. During the Employment Period, Employer shall use its best efforts to nominate Employee and Robert J. Luth to its Board of Directors. Employee shall have the right to propose the nomination of two additional outside directors which Employer agrees to consider in good faith. The Employee shall be entitled to participate, after any applicable waiting periods and subject to any underwriting standards, in any cash or stock bonus plans, any stock option plans, any employee welfare benefits plans or any other fringe benefit plan, whether such plan is available to all employees or available only to Key management personnel, which may from time to time be established by the Board of Directors. Nothing herein shall restrict or prohibit Employer's right to amend, terminate or install any such plan. Notwithstanding the above, Employer shall pay the full amount of Employee's (i) medical, dental, prescription drug, and vision insurance premiums for family coverage (ii) any co-payments and deductibles under such medical, dental, prescription drug, and vision policies and (iii) basic group or individual term life insurance. If Employer has no group medical, dental, prescription drug, or vision insurance plan, Employer shall reimburse Employee for his premium costs for his purchase of individual policies with family coverage, in addition to reimbursement for copayments and deductibles. The amount of life insurance to be paid for by Employer, the proceeds of which shall be paid to beneficiaries designated by Employee, shall be up to $250,000, the exact amount to be elected in writing by Employee.

         Employer shall use its reasonable best efforts to obtain Director and Officer Liability Insurance in an expeditious manner.

         Employer shall reimburse Employee no less frequently than once per month for all necessary and reasonable travel and other expenses incurred by Employee in furtherance of Employer's business. In order to receive such reimbursement, Employee shall be required to furnish to Employer such documentation as is required by the Internal Revenue Service to permit Employer to deduct such

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         reimbursement. Reimbursement shall also be subject to such reasonable policies and procedures as are established by the Board of Directors from time to time.

         For all air travel required of Employee in the performance of his duties hereunder, (i) Employee shall have the right to select a recognized airline carrier of his choice, (ii) inter-continental air travel tickets shall be no less than business class and (iii) domestic air travel tickets shall be no less than coach with upgrade coupons.

         6. VACATION. During each twelve months of employment, the Employee shall be entitled to take up to four weeks vacation. Employee shall schedule his vacation so as to create a minimum of disruption to the business of the Employer. Employer shall pay to Employee cash in the amount of one week's annual base salary for each week of allowed vacation not taken by Employee during each twelve month period.

         7. DISABILITY. In the event Employee shall become unable by reason of mental or physical disability to continue the proper performance of his duties hereunder on a full-time basis, payment of the Base Salary to Employee under the terms of this Agreement shall continue until the earlier of (i) Employee's receipt of disability benefits pursuant to any disability insurance, or (ii) three (3) months from the date Employee shall become unable by reason of such disability to continue the proper performance of his duties hereunder on a full-time basis (in either event, the "Date of Disability"). For purposes of termination of the Employment Period, the Date of Disability shall be the date of termination. After such period, Employee's rights to disability benefits, if any, shall be dependent solely upon any existing employee disability insurance plan, or amendments to any such disability insurance plan which may be adopted by Employer from time to time. If Employee is not satisfied with the level of disability benefits, if any, provided by Employer, he is encouraged to procure his own personal disability insurance.

         8. NON DISCLOSURE-NON SOLICITATION. In consideration of and in exchange for being employed, the payment of any severance pay and other good and valuable considerations, Employee shall not, during the Employment Period and thereafter:

                  a. use any of Employer's trade secrets or confidential information or disclose any of Employer's trade secrets or confidential information to anyone who is not under a non-disclosure obligation to Employer. This non-disclosure and non-use obligation shall continue with respect to each trade secret and each item of confidential information until such knowledge or information ceases to be a Trade Secret or confidential information by virtue of its becoming known to third parties under no non-disclosure obligation to Employer.

                  The term "trade secrets" and "confidential information" shall mean information which is not generally known to the public and which, if revealed to unauthorized persons, would be detrimental to the reputation or business interests of Employer and includes information relating to Employer's business operations and structure, sales, METHODS, PRACTICES AND TECHNIQUES, technical know-how, advertising or marketing methods and practices, customer relationships and customer lists (including customer names and addresses), and Employer's relationships with suppliers, employees, customers, potential customers, or other persons or entities doing business with Employer.

                  In the event Employee so uses or discloses trade secrets or confidential information in violation of this subsection (a), then, in addition to any other remedy, Employer shall be entitled to a temporary restraining order, temporary or permanent injunction, specific performance, and other equitable relief in addition to any other rights and remedies which then may be available to Employer or its

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                  affiliates, without any showing of irreparable harm or damage or the posting of any bond.

                  b. for a period of one year following termination of the Employment Period, solicit customers, suppliers or other entities having business relations with Employer or its affiliates for the purpose of encouraging them to terminate their relationships with Employer or its affiliates.

                  c. Encourage other employees of Employer or its affiliates to terminate their employment with Employer or its affiliates.

         Employee acknowledges and agrees that the foregoing restrictions are reasonable restrictions for the protection of the goodwill and business of the Employer, and that the foregoing restrictions do not place any undue hardship on him.

         Employee further acknowledges and agrees that the Employer's remedy at law for any breach of the obligations set forth in this Section 8 would be inadequate and that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce the provisions of this section without the necessity of proof of actual damage. With respect to any such provision of this section finally determined by a court of competent jurisdiction to be unenforceable, it is agreed that such court shall have jurisdiction to reform this section of this Agreement and such provision(s) so that it is enforceable to the maximum extent permitted by law, and the parties involved in such action agree to abide by such court's determination. If such unenforceable provision cannot be reformed, such provision shall be deemed to be severed from this agreement but every other provision of this section shall remain in full force and effect.

         9. CONSULTING AGREEMENT. At Employee's sole option, to be exercised by Employee sending written notice to Employer prior to the second anniversary of the Effective Date, Employee may elect to terminate the Employment Period at the end of the second year of the Employment Period and to be a consultant to the Company during the third year of the Employment Period. The effects of such election by Employee shall be as follows:

                   (i) Employee shall be deemed to have (a) terminated the employment relationship AND RESIGNED AS AN OFFICER, BOTH EFFECTIVE AS OF THE SECOND ANNIVERSARY OF the Effective Date.

                   (ii) Employer shall no longer be required to use its best efforts to secure for Employee a seat on the Board of Directors.

                   (iii) Employee's non-solicitation obligation under subsection 8(b) shall run for a two-year period commencing on the second anniversary of the Effective Date.

                   (iv) Employer and Employee shall enter into a written consulting agreement, which shall include (A) the economic benefits to Employee set forth in this Agreement except to the extent fringe benefits cannot be provided to Employee under group PLANS ADOPTED BY EMPLOYER DUE TO EMPLOYEE'S ceasing to be an employee, (B) granting to Employer the right to terminate the payment of consulting fees for Cause and (C) preserving Employer's right to seek injunctive relief as set forth in this Agreement.

         10. EMPLOYEE REPRESENTATIONS. Employee hereby represents and warrants to the Employer that (i) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity which prohibits or restricts his ability to enter into this Agreement or perform his

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duties as contemplated hereunder, and (iii) upon the execution and delivery of this Agreement by the Employer, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

         11. WAIVER. Failure by either party to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such term or condition, nor shall any such failure at any one or more times be deemed a waiver or relinquishment at any other time of any right under the terms or conditions hereof.

         12. BENEFIT.This Agreement shall inure to the benefit of and be binding upon the heirs, legal representatives, successors or assigns of the parties hereto.

         13. ENTIRE AGREEMENT AND MODIFICATION. This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties in connection with the subject matter of this Agreement.

         No modification of this Agreement shall be effective unless the same shall be in a writing duly executed by both parties hereto.










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         14. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, as such laws apply to an employment agreement between an Illinois resident and a corporation qualified to do business in Illinois. Any legal, equitable or injunctive action brought by Employer to enforce its rights under this Agreement shall be brought only in a court of appropriate jurisdiction located within the state of Employee's primary residence at the time such action is brought.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the Effective Date.


                                       Global Telephone Communication, Inc.,
                                       Employer


                                       By:
Thomas A. C. Brandenburg
Employee                               Print Name:


                                            Its:




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